EXHIBIT 99
PRESS RELEASE DATED OCTOBER 27, 2010

Company Contact:
Steven M. Klein
Chief Financial Officer
Tel: (732) 499-7200 ext. 2510
FOR IMMEDIATE RELEASE
NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2010 RESULTS
NOTABLE ITEMS INCLUDE:
•	NET INCOME OF $2.4 MILLION, OR $0.06 PER SHARE, FOR THE QUARTER, WHICH INCLUDES AN AFTER-TAX CHARGE OF $1.2 MILLION, OR $.03 PER SHARE, RELATED TO COSTS ASSOCIATED WITH THE POSTPONED SECOND-STEP OFFERING, AND A TAX BENEFIT OF $738,000, OR $.02 PER SHARE, RELATED TO RECENT TAX LAW CHANGES

•	NET INCOME OF $10.0 MILLION, OR $0.24 PER SHARE, FOR THE NINE MONTHS OF 2010, AS COMPARED TO $8.1 MILLION, OR $0.19 PER SHARE IN 2009

•	INCREASE OF 6.1% AND 11.5% IN NET INTEREST INCOME FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2010, RESPECTIVELY

•	TOTAL LOANS INCREASED 10.1% YEAR TO DATE

•	CONTINUED STRENGTHENING OF LOAN LOSS RESERVES — ALLOWANCE FOR LOAN LOSSES INCREASES 35.8%, YEAR TO DATE, TO $20.9 MILLION, REPRESENTING 2.61% OF TOTAL LOANS AT SEPTEMBER 30, 2010

•	NONPERFORMING LOANS TOTAL $55.4 MILLION COMPARED TO $51.5 MILLION AT JUNE 30, 2010, AND $41.8 MILLION AT DECEMBER 31, 2009
Avenel, New Jersey, October 27, 2010...Northfield Bancorp, Inc. (NasdaqGS:NFBK-News), the holding company for Northfield Bank, reported basic and diluted earnings per common share of $0.06 and $0.08 for the quarters ended September 30, 2010 and 2009, respectively, and basic and diluted earnings per share of $0.24 and $0.19 for the nine months ended September 30, 2010 and 2009, respectively. Net income for the quarter and nine months ended September 30, 2010 included an after-tax charge of $1.2 million, or $0.03 per share, for costs related to the Company’s postponed second-step stock offering. In addition, net income for the quarter and nine months ended September 30, 2010 was positively affected by the reversal of deferred tax liabilities related to state bad debt reserves of approximately $738,000, or $0.02 per share.
Commenting on the third quarter results, John W. Alexander, the Company’s Chairman and Chief Executive Officer noted, “Although market conditions in the third quarter were not conducive to us completing our second-step stock offering, our capital continues to significantly exceed that required to be considered “well capitalized” for regulatory purposes, and we remain focused on our long-term strategic plan of effectively deploying capital and managing risk to generate solid earnings and returns for our stockholders.”
Mr. Alexander continued, “I am pleased to announce that the Board of Directors has declared a quarterly cash dividend of $0.05 per common share, payable on November 24, 2010, to stockholders of record as of November 10, 2010.”

Financial Condition
Total assets increased $191.6 million, or 9.6%, to $2.2 billion at September 30, 2010, from $2.0 billion at December 31, 2009. The increase was primarily attributable to increases in securities of $100.9 million and loans held for investment, net, of $73.3 million. In addition, bank owned life insurance increased $30.3 million, primarily resulting from the purchase of $28.8 million of insurance policies during the nine months ended September 30, 2010, coupled with $1.5 million of income earned on bank owned life insurance for the nine months ended September 30, 2010.
Loans held for investment, net, totaled $802.6 million at September 30, 2010, as compared to $729.3 million at December 31, 2009. The increase was primarily in multi-family real estate loans, which increased $66.8 million, or 37.4%, to $245.2 million at September 30, 2010, from $178.4 million at December 31, 2009. Commercial real estate loans increased $13.3 million, or 4.1%, to $341.1 million, insurance premium loans increased $9.1 million, or 22.6%, to $49.5 million, and home equity loans increased $3.6 million, or 13.8%, to $29.7 million at September 30, 2010. These increases were partially offset by decreases in residential, land and construction, and commercial and industrial loans.
The Company’s securities portfolio totaled $1.2 billion at September 30, 2010, as compared to $1.1 billion at December 31, 2009, an increase of $100.9 million, or 8.8%. At September 30, 2010, $904.7 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. The Company also held residential mortgage-backed securities not guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, referred to as “private label securities.” The private label securities had an amortized cost of $109.4 million and an estimated fair value of $114.2 million at September 30, 2010. These private label securities were in a net unrealized gain position of $4.8 million at September 30, 2010, consisting of gross unrealized gains of $5.9 million and gross unrealized losses of $1.1 million.
Of the $114.2 million of private label securities, two securities with an estimated fair value of $10.5 million (amortized cost of $11.6 million) were rated less than AAA at September 30, 2010. Of the two securities, one had an estimated fair value of $4.5 million (amortized cost of $4.8 million) and was rated CC, and the other had an estimated fair value of $5.9 million (amortized cost of $6.7 million) and was rated Caa2. The Company continues to receive principal and interest payments in accordance with the contractual terms of each of these securities. Management has evaluated, among other things, delinquency status, location of collateral, estimated prepayment speeds, and the estimated default rates and loss severity in liquidating the underlying collateral for each of these securities. As a result of management’s evaluation of these securities, the Company recognized other-than-temporary impairment of $962,000 on the $5.9 million security that was rated Caa2 for the quarter ended September 30, 2010. Since management does not have the intent to sell the security, and believes it is more likely than not that the Company will not be required to sell the security, before its anticipated recovery, the credit component of $154,000 was recognized in earnings for the quarter ended September 30, 2010, and the non-credit component of $808,000 was recorded as a component of accumulated other comprehensive income, net of tax. All other losses within the Company’s investment portfolio were deemed to be temporary at September 30, 2010, and as such, were recorded as a component of accumulated other comprehensive income, net of tax.
Total liabilities increased to $1.8 billion at September 30, 2010, from $1.6 billion at December 31, 2009. The increase was primarily attributable to an increase in deposits of $95.5 million, or 7.3%, an increase in borrowings of $62.7 million, or 22.4%, and an increase of $20.0 million in amounts due to securities brokers. The increase in deposits for the nine months ended September 30, 2010, was due in part to an increase of $52.5 million in short-term certificates of deposit originated through the CDARS® Network. The Company utilizes this funding supply as a cost effective alternative to other short-term funding sources. In addition, money market deposits, and transaction accounts increased $78.5 million and $34.8 million, respectively, from December 31, 2009 to September 30, 2010. These increases were partially offset by a decrease of $6.7 million in savings and a decrease of $63.6 million in certificates of deposit (issued by the Bank) over the same time period. The Company continues to focus its marketing and pricing of its products, which it believes promotes longer-term customer relationships. The increase in borrowings was primarily the result of the Company increasing longer-term borrowings, taking advantage of, and locking in, lower interest rates, partially offset by maturities during the nine months ended September 30, 2010. The increase in due to securities brokers was the result of securities purchases occurring prior to September 30, 2010, and settling after the quarter end.
Total stockholders’ equity increased to $402.6 million at September 30, 2010, from $391.5 million at December 31, 2009. The increase was primarily attributable to net income of $10.0 million for the nine months ended September 30, 2010, and an increase in accumulated other comprehensive income of $5.7 million. Generally, as market interest rates decrease, the estimated fair value of our securities available for sale increases. The increase in stockholders’ equity also was due to a $2.6 million increase in additional paid-in capital primarily related to the recognition of compensation expense associated with equity awards. These increases were partially offset by $5.2 million in stock repurchases, and the payment of approximately $2.4 million in cash dividends for the nine months ended September 30, 2010.
Northfield Bank’s (the Company’s wholly-owned subsidiary) Tier 1 (core) capital ratio was approximately 13.67%, at September 30, 2010. The Bank’s total risk-based capital ratio was approximately 27.64% at the same date. These ratios continue to significantly exceed the required regulatory capital ratios necessary to be considered “well capitalized” under current federal capital regulations.
Asset Quality
Nonperforming loans totaled $55.4 million (6.9% of total loans) at September 30, 2010, as compared to $51.5 million (6.7% of total loans) at June 30, 2010, $50.0 million (6.8% of total loans) at March 31, 2010, $41.8 million (5.7% of total loans) at December 31, 2009, and $35.7 million (5.4% of total loans) at September 30, 2009. The following table also shows, for the same dates, troubled debt restructurings on which interest is accruing, and accruing loans delinquent 30 to 89 days (dollars in thousands).

	September 30,	June 30,	March 31,	December 31,	September 30,
	2010	2010	2010	2009	2009
Non-accruing loans	$37,882	34,007	31,248	30,914	19,232
Non-accruing loans subject to restructuring agreements	17,261	17,417	13,090	10,717	11,003

Total non-accruing loans	55,143	51,424	44,338	41,631	30,235
Loans 90 days or more past due and still accruing	248	77	5,710	191	5,487

Total non-performing loans	55,391	51,501	50,048	41,822	35,722
Other real estate owned	171	1,362	1,533	1,938	933

Total non-performing assets	$55,562	52,863	51,581	43,760	36,655

Loans subject to restructuring agreements and still accruing	$11,218	10,708	8,817	7,250	7,258

Accruing loans 30 to 89 days delinquent	$35,190	30,619	38,371	28,283	35,466
Total non-accruing loans increased $3.7 million, to $55.1 million at September 30, 2010, from $51.4 million at June 30, 2010. This increase was primarily attributable to the following loan types being placed on non-accrual status during the quarter ended September 30, 2010: $3.1 million of multifamily loans, $2.0 million of commercial real estate loans, $456,000 of commercial and industrial loans, and $199,000 of one-to-four family residential loans. The above increases in non-accruing loans during the quarter ended September 30, 2010, are net of charge-offs of $1.5 million, and have $435,000 in specific reserves allocated to them at September 30, 2010. These increases were partially offset by one relationship, consisting of $963,000 of one-to-four family residential loans, and a $654,000 land loan, being returned to accrual status, coupled with payoffs of $41,000 on a one-to-four family residential loan, and principal paydowns of approximately $373,000. At September 30, 2010, $23.6 million, or 83.0% of loans subject to restructuring agreements were performing in accordance with their restructured terms. All of the $11.2 million of accruing troubled debt restructurings, and $12.4 million of the $17.3 million of non-accruing troubled debt restructurings, were performing in accordance with their restructured terms.
Loans 90 days or more past due and still accruing interest increased to $248,000 from $77,000 at June 30, 2010. The increase is primarily due to one construction loan that is considered well secured and in the process of collection.
Generally, loans are placed on non-accrual status when they become 90 days or more delinquent, and remain on non-accrual status until they are brought current, have a minimum of six months of performance under the loan terms, and factors indicating reasonable doubt about the timely collection of payments no longer exist. Therefore, loans may be current in accordance with their loan terms, or may be less than 90 days delinquent, and still be on a non-accruing status.
The following tables detail the delinquency status of non-accruing loans at September 30, 2010 and December 31, 2009 (dollars in thousands).

	September 30, 2010
Real estate loans:	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Commercial	$8,789	11,681	21,468	41,938
One -to- four family residential	136	576	594	1,306
Construction and land	4,036	—	875	4,911
Multifamily	423	511	4,488	5,422
Home equity and lines of credit	—	—	181	181
Commercial and industrial loans	—	274	1,057	1,331
Insurance premium loans	—	—	54	54

Total non-accruing loans	$13,384	13,042	28,717	55,143

	December 31, 2009
Real estate loans:	Days Past Due
	0 to 29	30 to 89	90 or more	Total
Commercial	$2,585	10,480	15,737	28,802
One -to- four family residential	—	392	1,674	2,066
Construction and land	5,864	—	979	6,843
Multifamily	—	530	1,589	2,119
Home equity and lines of credit	62	—	—	62
Commercial and industrial loans	1,470	—	269	1,739

Total non-accruing loans	$9,981	11,402	20,248	41,631

Loans 30 to 89 days delinquent and on accrual status at September 30, 2010, totaled $35.2 million, an increase of $4.6 million, from the June 30, 2010, balance of $30.6 million. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2010 (dollars in thousands).

	Delinquent Accruing Loans
	30 to 89 days	90 days and Over	Total
Real estate loans:
Commercial	$13,103	$—	$13,103
One- to four-family residential	6,424	—	6,424
Construction and land	6,451	235	6,686
Multifamily	6,853	—	6,853
Home equity and lines of credit	318	—	318
Commercial and industrial loans	1,286	13	1,299
Insurance premium loans	646	—	646
Other loans	109	—	109

Total	$35,190	$248	$35,438

Non-accruing loans subject to restructuring agreements totaled $17.3 million and $10.7 million at September 30, 2010 and December 31, 2009, respectively. During the nine months ended September 30, 2010, we entered into eight troubled debt restructuring agreements, of which $4.0 million and $8.3 million were classified as accruing and non-accruing, respectively, at September 30, 2010. The following table sets forth the amounts and categories of the troubled debt restructurings by loan type as of September 30, 2010 and December 31, 2009 (dollars in thousands).

	At September 30, 2010		At December 31, 2009
	Non-Accruing	Accruing	Non-Accruing	Accruing
Troubled debt restructurings:
Real estate loans:
Commercial	$12,213	$7,895	3,960	5,499
One- to four-family residential	—	1,750	—	—
Construction and land	4,036	—	5,726	1,751
Multifamily	511	1,573	530	—
Commercial and industrial	501	—	501	—

Total	17,261	11,218	10,717	7,250

Other real estate owned decreased $1.2 million, to $171,000 at September 30, 2010, from $1.4 million at June 30, 2010. This decrease was due to the sale of one property during the quarter ended September 30, 2010.
Results of Operations
Net income decreased $792,000, or 24.9%, to $2.4 million for the quarter ended September 30, 2010, as compared to $3.2 million for the quarter ended September 30, 2009, due primarily to an increase of $2.7 million in non-interest expense and an increase of $675,000 in provision for loan losses, partially offset by an increase of $901,000 in net interest income, an increase of $144,000 in non-interest income, and a decrease of $1.6 million in income tax expense.
Net interest income increased $901,000, or 6.1%, due primarily to average interest earning assets increasing $211.8 million, or 11.6%, partially offset by a decrease in the net interest margin of 15 basis points, or 4.7%, for the quarter ended September 30, 2010, compared to the quarter ended September 30, 2009. The average yield earned on interest earning assets decreased 53 basis points, or 11.2%, to 4.21% for the quarter ended September 30, 2010, compared to 4.74% for the quarter ended September 30, 2009. This change was offset by a 53 basis point decrease in the average rate paid on interest-bearing liabilities over the comparable periods from 1.98% to 1.45%. The general decline in yields was due to the overall low interest rate environment and was driven by decreases in yields earned on mortgage-backed securities, as principal repayments were reinvested into lower yielding securities. The increase in average interest earning assets was due primarily to an increase in average loans outstanding of $134.4 million, other securities of $106.9 million, and $35.7 million in mortgage-backed securities, partially offset by decreases in interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade shorter-term corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $144,000, or 10.6%, to $1.5 million for the quarter ended September 30, 2010, as compared to $1.4 million for the quarter ended September 30, 2009, primarily as a result of an increase of $125,000 of income earned on bank owned life insurance, generated by increased cash surrender values, primarily from $28.8 million in additional bank owned life insurance purchased during the nine-months ended September 30, 2010.
Non-interest expense increased $2.7 million, or 32.5%, for the quarter ended September 30, 2010, as compared to the quarter ended September 30, 2009, due primarily to the expensing of approximately $1.8 million in costs incurred for the Company’s postponed, second-step stock offering, which costs management believes provide no meaningful future benefit. The increase in non-interest expense is also attributable to compensation and employee benefits expense increasing $346,000, which resulted primarily from increases in full time equivalent employees primarily related to our insurance premium finance division formed in October 2009, higher health care costs, and to a lesser extent, salary adjustments effective January 1, 2010. Occupancy expense increased $214,000, or 19.1%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches. In addition, other non-interest expense also increased $385,000, or 37.0%, from the quarter ended September 30, 2009 to the quarter ended September 30, 2010. This increase was primarily attributable to operating expenses of the insurance premium finance division.

The provision for loan losses was $3.4 million for the quarter ended September 30, 2010; an increase of $675,000, or 24.8%, from the $2.7 million provision recorded in the quarter ended September 30, 2009. The increase in the provision for loan losses in the current quarter was due primarily to increases in total loans, the change in the composition of our loan portfolio, and increases in general loss factors, due primarily to higher levels of charge-offs experienced in the multifamily loan portfolio. During the quarter ended September 30, 2010, the Company recorded a $1.2 million charge-off on one non-accruing multifamily loan, based on the receipt of a current appraisal. Increases in the general loss factors were also attributable to increases in delinquencies in the Company’s loan portfolio and further deterioration in the local economy primarily as it relates to commercial real estate loans. Net charge-offs for the quarter ended September 30, 2010, were $1.6 million, as compared to $600,000 for the quarter ended September 30, 2009.
The Company recorded income tax expense of $215,000 and $1.8 million for the quarters ended September 30, 2010 and 2009, respectively. The effective tax rate for the quarter ended September 30, 2010, was 8.2%, as compared to 36.0% for the quarter ended September 30, 2009. The decrease in the effective tax rate was the result of a lower level of pre-tax income being subject to taxation in 2010 as compared to 2009, and the reversal of deferred tax liabilities related to state bad debt reserves of approximately $738,000 resulting from the enactment of State of New York tax laws during the quarter ended September 30, 2010.
Net income increased $1.9 million, or 23.8%, to $10.0 million for the nine months ended September 30, 2010, as compared to $8.0 million for the nine months ended September 30, 2009, due primarily to an increase of $4.8 million in net interest income and an increase of $1.2 million in non-interest income, partially offset by an increase of $3.5 million in non-interest expense, and an increase of $660,000 in provision for loan losses.
Net interest income increased $4.8 million, or 11.5%, due primarily to interest earning assets increasing $243.3 million, or 13.9%, partially offset by a decrease in the net interest margin of seven basis points, or 2.2%, over the prior year comparable period. The net interest margin decreased for the nine months ended September 30, 2010, as the average yield earned on interest earning assets decreased, which was partially offset by a decrease in the average rate paid on interest-bearing liabilities. The general decline in yields was due to the overall low interest rate environment and was driven by decreases in yields earned on mortgage-backed securities, as principal repayments were reinvested into lower yielding securities. The decline in yield on interest-earning assets was also due to declining yields on other securities and interest-earning deposits in other financial institutions. These decreases were partially offset by an increase in yield earned on loans due primarily to the yield earned on the Company’s insurance premium loan portfolio. The increase in average interest earning assets was due primarily to an increase in average loans outstanding of $128.3 million, and other securities of $162.4 million, being partially offset by decreases in mortgage-backed securities, and interest-earning assets in other financial institutions. Other securities consist primarily of investment-grade corporate bonds, and government-sponsored enterprise bonds.
Non-interest income increased $1.2 million, or 32.2%, primarily as a result of an increase of $1.1 million in gains on securities transactions, net for the nine months ended September 30, 2010, as compared to the nine months ended September 30, 2009. The Company recognized $1.6 million in gains on securities transactions during the nine months ended September 30, 2010, as compared to $477,000 in gains on securities transactions during the nine months ended September 30, 2009. Securities gains during the nine months ended September 30, 2010, included gross realized gains of $1.2 million on the sale of mortgage-backed securities, coupled with securities gains of $397,000 related to the Company’s trading portfolio. During the nine months ended September 30, 2009, securities gains included gross realized gains of $7,000 on the sale of mortgage-backed securities, coupled with securities gains of $470,000 related to the Company’s trading portfolio. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company. The participants of this plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in non-interest expense, reflecting the change in the Company’s obligations under the plan.
Non-interest income also was positively affected by a $191,000, or 14.6%, increase in income on bank owned life insurance for the nine months ended September 30, 2010, as compared to the nine months ended September 30, 2009. The Company also recognized approximately $197,000 of income on the sale of fixed assets during the nine months ended September 30, 2010.

Non-interest expense increased $3.5 million, or 13.8%, for the nine months ended September 30, 2010, as compared to the nine months ended September 30, 2009, due primarily to the expensing of approximately $1.8 million in costs incurred on the Company’s postponed, second-step stock offering and an increase of $1.3 million, or 10.0%, in compensation and employee benefits expense. Compensation and employee benefits expense increased primarily due to increases in full time equivalent employees primarily related to our insurance premium finance division formed in October 2009, higher health care costs, and to a lesser extent, salary adjustments effective January 1, 2010. Occupancy expense increased $400,000, or 12.1%, over the same time period, primarily due to increases in rent and amortization of leasehold improvements relating to new branches and the renovation of existing branches. In addition, other non-interest expense also increased $974,000, or 31.1%, from the nine months ended September 30, 2009 to the nine months ended September 30, 2010. This increase is primarily attributable to operating expenses of the insurance premium finance division. These increases in non-interest expense were partially offset by a decrease of $548,000 in FDIC insurance expense over the same time period. FDIC insurance expense for the nine months ended September 30, 2009 included $770,000 related to the FDIC’s special assessment.
The provision for loan losses was $8.1 million for the nine months ended September 30, 2010, an increase of $660,000, or 8.8%, from the $7.5 million provision recorded for the nine months ended September 30, 2009. The increase in the provision was due primarily to increases in total loans, the change in the composition of our loan portfolio, and increases in general loss factors, due to higher levels of charge-offs primarily in the multifamily loan portfolio. The increases in the general loss factors utilized in management’s estimate of credit losses inherent in the loan portfolio were also the result of continued increases in delinquencies in the Company’s loan portfolio and further deterioration of the local economy. Net charge-offs for the nine months ended September 30, 2010, were $2.6 million, as compared to $2.0 million for the nine months ended September 30, 2009.
The Company recorded income tax expense of $4.4 million for the nine months ended September 30, 2010 and 2009, respectively. The effective tax rate for the nine months ended September 30, 2010, was 30.6%, as compared to 35.6% for the nine months ended September 30, 2009. The decrease in the effective tax rate was the result of the reversal of deferred tax liabilities related to state bad debt reserves of approximately $738,000 resulting from the enactment of new State of New York tax laws during the quarter ended September 30, 2010.
About Northfield Bank
Northfield Bank, founded in 1887, operates 19 full service banking offices in Staten Island and Brooklyn, New York and Middlesex and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.
(Tables to follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At	At
	September 30, 2010	December 31, 2009
Selected Financial Condition Data:
Total assets	$2,193,849	$2,002,274
Cash and cash equivalents	36,044	42,544
Trading securities	3,901	3,403
Securities available for sale, at estimated fair value	1,233,464	1,131,803
Securities held to maturity	5,452	6,740
Loans held for investment, net	802,598	729,269
Allowance for loan losses	(20,929)	(15,414)
Net loans held for investment	781,669	713,855
Non-performing loans(1)	55,391	41,822
Other real estate owned	171	1,938
Bank owned life insurance	74,034	43,751
Federal Home Loan Bank of New York stock, at cost	7,084	6,421

Borrowed funds	342,107	279,424
Deposits	1,412,393	1,316,885
Total liabilities	1,791,252	1,610,734
Total stockholders’ equity	$402,597	$391,540

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Selected Operating Data:
Interest income	$21,682	$21,855	$64,721	$63,350
Interest expense	6,004	7,078	18,577	21,975

Net interest income before provision for loan losses	15,678	14,777	46,144	41,375
Provision for loan losses	3,398	2,723	8,126	7,466

Net interest income after provision for loan losses	12,280	12,054	38,018	33,909
Non-interest income	1,501	1,357	5,090	3,850
Non-interest expense	11,171	8,429	28,749	25,272

Income before income tax expense	2,610	4,982	14,359	12,487
Income tax expense	215	1,795	4,397	4,443

Net income	$2,395	$3,187	$9,962	$8,044

Basic earnings per share (2)	$0.06	$0.08	$0.24	$0.19

Diluted earnings per share (2)	$0.06	$0.08	$0.24	$0.19

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three				At or For the Nine
	Months Ended				Months Ended
	September 30,				September 30,
	2010		2009		2010		2009
Selected Financial Ratios:
Performance Ratios(3):
Return on assets (ratio of net income to average total assets)(5)	0.44%		0.66%		0.63%		0.59%
Return on equity (ratio of net income to average equity)(5)	2.36		3.23		3.35		2.76
Average equity to average total assets	18.57		20.36		18.92		21.23
Interest rate spread	2.76		2.76		2.78		2.65
Net interest margin	3.05		3.20		3.10		3.17
Efficiency ratio(4)(6)	65.03		52.24		56.11		55.88
Non-interest expense to average total assets(6)	2.04		1.74		1.83		1.84
Average interest-earning assets to average interest-bearing liabilities	124.70		128.87		125.63		130.73
Asset Quality Ratios:
Non-performing assets to total assets	2.53		1.84		2.53		1.84
Non-performing loans to total loans held for investment, net	6.90		5.36		6.90		5.36
Allowance for loan losses to non-performing loans	37.78		39.74		37.78		39.74
Allowance for loan losses to total loans	2.61		2.13		2.61		2.13
Annualized net charge-offs to total average loans	0.80		0.36		0.46		0.43
Provision for loan losses as a multiple of net charge-offs	2.14	x	4.54	x	3.11	x	3.65	x

(1)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing, and are included in loans held-for-investment, net.

(2)	Basic net income per common share is calculated based on 41,341,567 and 42,212,440 average shares outstanding for the three months ended September 30, 2010, and September 30, 2009, respectively. Basic net income per common share is calculated based on 41,422,228 and 42,639,492 average shares outstanding for the nine months ended September 30, 2010, and September 30, 2009, respectively. Diluted earnings per share is calculated based on 41,498,622 and 42,375,268 average shares outstanding for the three months ended September 30, 2010 and September 30, 2009, respectively. Diluted earnings per share is calculated based on 41,701,476 and 42,729,918 average shares outstanding for the nine months ended September 30, 2010 and September 30, 2009, respectively.

(3)	Annualized when appropriate.

(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(5)	September 30, 2010, amounts include a $1.8 million charge ($1.2 million after-tax) related to costs associated with the Company’s postponed second-step offering, and a $738,000 benefit related the elimination of deferred tax liabilities associated with a change in New York state tax law. September 30, 2009, amounts include a $770,000 expense ($462,000 after-tax) related to a special FDIC deposit insurance assessment.

(6)	September 30, 2010, amounts include a $1.8 million charge ($1.2 million after-tax) related to costs associated with the Company’s postponed second-step offering. September 30, 2009, amounts include a $770,000 expense ($462,000 after-tax) related to a special FDIC deposit insurance assessment.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Quarter Ended September 30,
	2010			2009
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$793,600	$11,908	5.95%	$659,247	$10,251	6.17%
Mortgage-backed securities	958,409	8,224	3.40	922,723	10,382	4.46
Other securities	256,146	1,457	2.26	149,291	1,024	2.72
Federal Home Loan Bank of New York stock	7,426	75	4.01	7,056	113	6.35
Interest-earning deposits in financial institutions	26,541	18	0.27	91,970	85	0.37

Total interest-earning assets	2,042,122	21,682	4.21	1,830,287	21,855	4.74
Non-interest-earning assets	125,438			95,418

Total assets	2,167,560			1,925,705

Interest-bearing liabilities:
Savings, NOW, and money market accounts	673,243	1,223	0.72	576,055	1,484	1.02
Certificates of deposit	626,309	1,974	1.25	537,865	2,861	2.11

Total interest-bearing deposits	1,299,552	3,197	0.98	1,113,920	4,345	1.55
Borrowed funds	338,094	2,807	3.29	306,335	2,733	3.54

Total interest-bearing liabilities	1,637,646	6,004	1.45	1,420,255	7,078	1.98
Non-interest bearing deposit accounts	115,614			100,299
Accrued expenses and other liabilities	11,704			13,144

Total liabilities	1,764,964			1,533,698
Stockholders’ equity	402,596			392,007

Total liabilities and stockholders’ equity	2,167,560			1,925,705

Net interest income		$15,678			$14,777

Net interest rate spread (2)			2.76			2.76
Net interest-earning assets (3)	$404,476			$410,032

Net interest margin (4)			3.05%			3.20%
Average interest-earning assets to interest-bearing liabilities			124.70			128.87

(1)	Average yields and rates for the three months ended September 30, 2010, and 2009 are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands)

	For the Nine Months Ended September 30,
	2010			2009
	Average		Average	Average		Average
	Outstanding		Yield/ Rate	Outstanding		Yield/ Rate
	Balance	Interest	(1)	Balance	Interest	(1)

Interest-earning assets:
Loans	$761,969	$34,299	6.02%	$633,660	$28,075	5.92%
Mortgage-backed securities	920,864	25,837	3.75	926,679	32,420	4.68
Other securities	245,731	4,220	2.30	83,284	1,828	2.93
Federal Home Loan Bank of New York stock	6,661	233	4.68	7,670	300	5.23
Interest-earning deposits in financial institutions	53,250	132	0.33	93,857	727	1.04

Total interest-earning assets	1,988,475	64,721	4.35	1,745,150	63,350	4.85
Non-interest-earning assets	114,515			92,182

Total assets	2,102,990			1,837,332

Interest-bearing liabilities:
Savings, NOW, and money market accounts	668,854	3,907	0.78	551,009	4,589	1.11
Certificates of deposit	590,303	6,624	1.50	482,796	9,299	2.58

Total interest-bearing deposits	1,259,157	10,531	1.12	1,033,805	13,888	1.80
Borrowed funds	323,654	8,046	3.32	301,110	8,087	3.59

Total interest-bearing liabilities	1,582,811	18,577	1.57	1,334,915	21,975	2.20
Non-interest bearing deposit accounts	112,777			97,980
Accrued expenses and other liabilities	9,431			14,425

Total liabilities	1,705,019			1,447,320
Stockholders’ equity	397,971			390,012

Total liabilities and stockholders’ equity	2,102,990			1,837,332

Net interest income		$46,144			$41,375

Net interest rate spread (2)			2.78			2.65
Net interest-earning assets (3)	$405,664			$410,235

Net interest margin (4)			3.10%			3.17%
Average interest-earning assets to interest-bearing liabilities			125.63			130.73

(1)	Average yields and rates for the nine months ended September 30, 2010 and 2009, are annualized.

(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by average total interest-earning assets.
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